UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 30, 2008
NOBLE CORPORATION
(Exact name of registrant as specified in its charter)

CAYMAN ISLANDS	001-31306	98-0366361

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13135 South Dairy Ashford, Suite 800
Sugar Land, Texas	77478

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 276-6100
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) William A. Sears retired, pursuant to the Company’s mandatory retirement age provision for directors, from the Board of Directors of Noble Corporation (the “Company”) at the 2008 annual general meeting of members held on May 1, 2008. In accordance with the Company’s articles of association, the Board of Directors reduced the number of directors comprising the Board of Directors from nine to eight effective immediately after Mr. Sears’ retirement.
     The Board of Directors of the Company exercised its discretion pursuant to the terms of the Second Amended and Restated Noble Corporation 1992 Nonqualified Stock Option and Share Plan for Non-Employee Directors to accelerate, effective with Mr. Sears’ retirement, the vesting of 2,667 time-vested restricted shares of the Company held by Mr. Sears that had not vested on or before May 1, 2008.
     (e) On April 30, 2008, the Compensation Committee of the Board of Directors reviewed and approved the Noble Corporation 2008 Short Term Incentive Plan (“STIP”). The following description is qualified in its entirety by reference to the STIP, a copy of which is filed as Exhibit 10.1 to this report and is incorporated by reference herein. The version of the STIP approved for the 2008 plan year modified certain terms of the STIP approved for the 2007 plan year, a description of which is included under “Compensation Discussion and Analysis” on pages 17 and 18 of the Company’s definitive proxy statement dated March 24, 2008 (the “2008 Proxy Statement”). In general, the STIP for the 2008 plan year was modified to (i) change the relative weights assigned to performance goal criteria for corporate personnel and division personnel and (ii) incorporate the achievement of division performance goals into the performance bonus calculation for corporate personnel.
     The STIP gives participants, including the named executive officers for whom disclosure was required in the 2008 Proxy Statement, the opportunity to earn cash bonuses in relation to specified target award levels defined as a percentage of their base salaries. To be eligible to receive a STIP award payment for the 2008 plan year, a participant must be actively employed on December 31, 2008 and must continue to be employed through the date in 2009 on which the STIP award payments are made.
     The target awards set forth in the plan range from 10 percent of base salary to 100 percent of base salary. Based on current salary classifications, the target awards for the named executive officers who, as of the date of this report, may be eligible to participate in the STIP for the 2008 plan year are 55 percent, 65 percent and 100 percent of base salary. For each participant, a portion of the total STIP award is based on the achievement of performance goals (“Performance Bonus”) and the remaining portion of the STIP award is available at the discretion of the compensation committee based on merit, individual and team performance and additional selected criteria (“Discretionary Bonus”).
     The Performance Bonus portion of the STIP award is calculated by multiplying one-half of the target award by a multiplier, which is calculated by measuring actual performance against performance goals. Corporate personnel, including named executive officers, have different performance goals from division personnel. The performance goals for 2008 for corporate personnel are weighted with respect to three criteria: safety results (25 percent), earnings per share (35 percent) and cash operating margin (40 percent). The performance goals for 2008 for division personnel are weighted with respect to two criteria: safety results (35 percent) and cash operating margin (65 percent). The performance goal criteria for corporate and division personnel for the 2008 plan year are the same criteria used for the 2007 plan year; however the relative weights assigned to these criteria changed from 2007 to 2008.
     For the 2008 plan year, a combined weighted percentage of goal achievement for corporate employees is calculated by weighting the achievement of corporate goals equally with the achievement of division goals. The Company believes that cooperation between the corporate office and the divisions is promoted by considering both corporate and division achievements in calculating the Performance Bonus. The 2007 plan year STIP did not take into account the achievement of division goals in calculating the combined weighted percentage of goal achievement for corporate personnel.
     The applicable multiplier used to calculate the Performance Bonus is determined within a range of zero for an achievement of a combined weighted percentage of goal achievement of less than 65 percent and 2.0 for an achievement of a combined weighted percentage of goal achievement of more than 160 percent. The Performance Bonus portion of the STIP award is then determined by taking the applicable multiplier, ranging from zero to 2.0, and multiplying it by one-half of the participant’s target award.
     The Discretionary Bonus portion of the STIP is available at the discretion of the compensation committee and can range from zero to one-half of the participant’s target award. The resulting total STIP awards for the 2008 plan year, which include the Performance Bonus and the Discretionary Bonus, could range from zero to 200 percent of base salary for the named executive officer with the highest target award and from zero to 110 percent of base salary for the named executive officer with the lowest target award.
     The description of the acceleration of certain time-vested restricted shares of the Company held by Mr. Sears set forth in Item 5.02(b) above is incorporated by reference into this Item 5.02(e).

Item 9.01	Financial Statements and Exhibits.
          (d) Exhibits
          The information required by this Item 9.01(d) is set forth in the Index to Exhibits accompanying this report and is incorporated herein by reference.

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SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE CORPORATION
By:	/s/ Julie J. Robertson
Julie J. Robertson,
Executive Vice President and Corporate Secretary

Date: May 6, 2008

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INDEX TO EXHIBITS

No.	Description

10.1	Noble Corporation 2008 Short Term Incentive Plan.